Exhibit 99
                                                                    ----------

FOR IMMEDIATE RELEASE

FOR:                                          CONTACT:
    Packaging Dynamics Corporation                Ms. Sharon Thompson
    3900 West 43rd Street                         Packaging Dynamics Corporation
    Chicago, IL  60632                            (773) 843-8013

       Packaging Dynamics Corporation Updates Earnings Guidance for 2005

Chicago, IL: Friday, June 3, 2005 - Packaging Dynamics Corporation (NASDAQ-PKDY)(the "Company" or "Packaging Dynamics") announced that it is lowering its earnings from continuing operations guidance for 2005 to $1.13 to $1.23 per share from its previous guidance of $1.20 to $1.30 per share.

"We are reducing our earnings guidance for 2005 due to the challenges we continue to experience in our Specialty Laminations segment. Although the revenue weakness we have encountered is expected to diminish in the second half of the year, the rate of improvement is slower than our previous expectations. However, we remain enthusiastic about the long-term revenue and earnings growth opportunities available in both of our business segments," commented Frank V. Tannura, Chairman and Chief Executive Officer.

Packaging Dynamics, headquartered in Chicago, Illinois, is a flexible packaging company that laminates and converts paper, film and foil into various value-added flexible packaging products for the food service, food processing, bakery, supermarket, deli and concession markets as well as a limited number of industrial markets. For more information, visit our website at www.pkdy.com.

The statements contained in this press release are forward-looking and are identified by the use of forward-looking words and phrases, such as "estimates," "plans," "expects," "to continue," "subject to," "target" and such other similar phrases. These forward-looking statements are based on the current expectations of the company. Because forward-looking statements involve risks and uncertainties, the company's plans, actions and actual results could differ materially. Among the factors that could cause plans, actions and results to differ materially from current expectations are: (i) changes in consumer demand and prices resulting in a negative impact on revenues and margins; (ii) raw material substitutions and increases in the costs of raw materials, utilities, labor and other supplies; (iii) increased competition in the company's product lines; (iv) changes in capital availability or costs; (v) workforce factors such as strikes or labor interruptions; (vi) the ability of the company and its subsidiaries to develop new products, identify and execute capital programs and efficiently integrate acquired businesses; (vii) the cost of compliance with applicable governmental regulations and changes in such regulations, including environmental regulations; (viii) the general political, economic and competitive conditions in markets and countries where the company and its subsidiaries operate, including currency fluctuations and other risks associated with operating in foreign countries; and (ix) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond the control of the company and its subsidiaries.